Exhibit 10.1

FOURTH AMENDMENT TO
THE EMPLOYMENT AGREEMENT
OF BRAD LEUSCHNER

This Fourth Amendment to the Employment Agreement of Brad Leuschner, made this 20th of December, 2007, is by and between:

ICO, Inc., a Texas corporation with offices at 1811 Bering Drive, Suite 200, Houston, Texas 77057 (“Employer”); and

Brad Leuschner, a Texas resident (“Employee”).

WHEREFORE, Employee and Employer are parties to an Employment Agreement dated February 15, 2001, and amended by amendments dated July 31, 2002, October 31, 2002, and April 25, 2007 (collectively the “Employment Agreement”), and the parties desire to further amend the terms of the Employment Agreement as set forth herein.

NOW, THEREFORE, the parties agree as follows:

1.            The following amendment to the Employment Agreement becomes effective January 11, 2008: Section 1 of the Employment Agreement (which section is entitled “Nature and Place of Employment”) is amended and superseded by the following:

“During the Employment Period, Employee shall be engaged as the Financial Officer and Treasurer of the Company.  In such position, Employee shall have such duties and authority as are reasonably accorded and expected of a Chief Financial Officer and Treasurer, consistent with the bylaws of the Company, and shall have such other duties and authority as shall be reasonably determined from time to time by the Company’s Board of Directors.”

2.            The following amendment to the Employment Agreement becomes effective January 1, 2008: The first sentence in Section 4 of the Employment Agreement (which section is entitled “Compensation”) is amended and superseded by the following:

“For the services to be rendered to Company pursuant to this Agreement, Company shall pay Employee a salary in the amount of Two Hundred and Sixteen Thousand Dollars and no/100 ($216,000.00) per annum (“Base Salary”), less all required deductions, including but not limited to federal withholding, social security, and other taxes, which salary shall be payable bi-weekly on the Company’s regular payroll schedule.

3.            Effective January 1, 2008, the following provision is added as paragraph 7.d of the agreement (in the Section entitled “Termination”):

“d.            Termination following a Change of Control:

i.            For the purposes of this Employment Agreement, "Change of Control" means any of the following events: (i) a merger, share exchange or consolidation in which the Company will not be the surviving entity (or survives only as a subsidiary of an entity), (ii) the sale or exchange by the Company all or substantially all of its assets to any other person or entity, (iii) the acquisition of ownership or control (including, without limitation, power to vote) by any person or entity, including a "group" as contemplated by Section 13(d)(3) of the 1934 Act, of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power); provided, however, that a Change of Control will not include (A) any reorganization, merger, consolidation, sale, exchange, or similar transaction, which involves solely the Company and one or more entities wholly-owned, directly or indirectly, by the Company immediately prior to such event; or (B) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions continue to hold 50% or more of the voting stock (based upon voting power) of (1) any entity that owns, directly or indirectly, the stock of the Company, (2) any entity with which the Company has merged, or (3) any entity that owns an entity with which the Company has merged.

ii.            A “COC Termination” shall be deemed to have occurred if (i) there is a Change of Control during the Term (or any mutual extension thereof), and (ii) within the twelve (12) month period immediately following the Change of Control (but still within the Term (or any mutual extension thereof) (A) the Employee’s employment terminates for any reason other than the circumstances described in Sections 7.a, 7.b or 7.c of the Employment Agreement; (B) Employee is required to relocate outside the Houston, Texas metropolitan area in order to continue his employment and elects to resign than relocate; (C) Employee is required to commute to a location outside the Houston, Texas metropolitan area and elects to resign rather than so commute; (D) Employee’s Base Salary is materially reduced or any other material benefit of the Employee’s employment is materially reduced and Employee elects to resign rather than to continue employment with such compensation and benefits; or (E) there is any material diminution of Employee’s job description, job role, responsibilities, and/or scope of position and Employee elects to resign rather than to continue employment in such position.  In the event of a COC Termination, the Company or successor in interest shall be obligated to pay employee, within thirty (30) days after the date of termination of Employee’s employment (“Termination Date”), and after Employee’s execution of a full release of all claims against the Company (excluding only claims for benefits and payments to be payable after Termination Date under any of the Company’s health or welfare plans, and claims for indemnification against third parties pursuant to Article 7 of the Amended and

Restated Bylaws of ICO, Inc., as amended October 5, 2001), an “Early Termination Payment” equal to Employee’ current annual Base Salary.

iii.  For the avoidance of doubt, it is noted that in the event that Employee is entitled to and receives an Early Termination Payment, he shall not be entitled to an additional payment pursuant to Section 7.b of the Employment Agreement.

4.            All terms and conditions in the Employment Agreement that are not amended or supplemented pursuant to paragraphs 1, 2, or 3 above continue to be in full force and effect between Employee and ICO, Inc.

AGREED AND ACCEPTED:

ICO, INC.

By:	/s/ A. John Knapp, Jr.	/s/ Brad Leuschner
Printed Name:	A. John Knapp, Jr.	BRAD LEUSCHNER
Title:	President and CEO